CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

          As independent public accountants, we hereby consent to the use of our Independent Accountant’s Report dated September 25, 2009 for Auer Growth Portfolio and to all references to our firm included in or made a part of Post-Effective Amendment #137 to the Unified Series Trust Registration Statement on Form N-1A (File No. 333-100654) in connection with the Auer Growth Fund.

January 29, 2010

Ashland Partners & Company LLP

By: /s/ Jennifer Harrop